Exhibit T3A.10

Number 560102 Private Company Limited By Shares formerly registered as a Limited Company has this day been converted under the Companies Act 2014 to a Private Company Limited By Shares. Certificate of Incorporation Given under my hand, for Registrar of Companies Tuesday, the 22nd day of November, 2016 I hereby certify that NAC AVIATION 24 LIMITED On Conversion To A Uimhir 560102 Deimhním leis seo go bhfuil an chuideachta Arna thabhairt faoi mo láimh, thar ceann Chláraitheoir na gCuideachtaí DEIMHNIÚ CORPRAITHE UM CHOMHSHÓ GO CUIDEACHTA PHRÍOBHÁIDEACH FAOI THEORAINN SCAIREANNA a bhí cláraithe roimhe seo mar Chuideachta Teoranta, tar éis a comhshó inniu faoi Acht na gCuideachtaí 2014 ina Cuideachta Phríobháideach faoi Theorainn Scaireanna. Máirt, an 22ú lá de Samhain, 2016